Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Investors:
Scott Phipps, Director, Investor Relations, (210) 626-4882
Media:
Lynn Westfall, SVP of External Affairs and Chief Economist, (210) 626-4697
Tesoro Announces Intention to Offer $300 Million in Senior Notes
SAN ANTONIO, June 2, 2009 — Tesoro Corporation (NYSE:TSO) today announced that it is proposing to offer in a registered offering $300 million of senior unsecured notes due 2019, subject to market conditions.
Net proceeds from the offering will be used for general corporate purposes, including the repayment or the refinancing of indebtedness, capital expenditures and working capital.
J.P. Morgan Securities Inc., Banc of America Securities LLC, Wachovia Securities and RBS will act as joint book-running managers for the offering. The offering will be made only by means of a prospectus, copies of which may be obtained from J. P. Morgan Securities Inc., 270 Park Ave., 8th Floor, Attention: Syndicate Desk, New York, NY 10017, 212-834-4555. An electronic copy of the prospectus is available from the Securities and Exchange Commission’s website at http://www.sec.gov.
About Tesoro
Tesoro Corporation, a Fortune 100 and a Global Fortune 500 company based in San Antonio, Texas, is an independent refiner and marketer of petroleum products. Tesoro operates seven refineries primarily in the western United States, with a combined crude oil capacity of approximately 664,000 barrels per day. Tesoro’s retail marketing system includes more than 870 branded retail stations, of which more than 380 are company operated under the Tesoro®, Shell®, Mirastar® and USA Gasoline™ brands. Tesoro’s commercial marketing system includes sales of jet fuel and marine fuels.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Tesoro. While Tesoro makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Tesoro assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.
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